Exhibit 99.1
News Release
Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.9450

For Release:	Immediately

Contact:	Robert Shuster, Chief Financial Officer, 616.522.1765
INDEPENDENT BANK CORPORATION REPORTS
2009 SECOND QUARTER RESULTS
•	2009 second quarter net loss applicable to common stock of $6.2 million ($0.26 per share), with these results impacted by:
•	A provision for loan losses of $27.8 million

•	Loan and collection costs of $3.2 million

•	Loss on other real estate and repossessed assets of $1.9 million
•	2009 second quarter results represent a 68.3% improvement over the first quarter

•	Pre-tax, pre-provision core operating earnings remain strong and improved in 2009 over 2008

•	Net interest margin grew to 5.25%, which is among the best in the banking industry

•	Both non-performing loans and non-performing assets declined on a sequential quarterly basis

•	Company remains “well capitalized” for regulatory purposes
IONIA, Mich., July 28, 2009 — Independent Bank Corporation (NASDAQ: IBCP) reported a second quarter 2009 net loss applicable to common stock of $6.2 million, or $0.26 per share, versus net income of $3.3 million, or $0.14 per diluted share, in the prior-year period. The net loss applicable to common stock for the six months ended June 30, 2009 was $25.9 million, or $1.09 per share, compared to net income of $3.7 million, or $0.16 per diluted share, in the prior-year six-month period.
Michael M. Magee, President and CEO of Independent Bank Corporation, commented: “While we are disappointed in the reported loss for the quarter, we remain encouraged by the growth in our pre-tax, pre-provision core operating earnings which rose more than 10% when compared with the year-ago quarter, and by about 3% when compared to first quarter of 2009. Our exceptionally strong net-interest margin, solid level of non-interest income, and effective management of non-credit related costs will help us weather these challenging times.”
Operating Results
The Company’s tax equivalent net interest income totaled $36.1 million during the second quarter of 2009, an increase of $1.6 million, or 4.6% from the year-ago period, and an increase of $1.1 million, or 3.1% from the first quarter of 2009. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 5.25% during the second quarter of 2009, compared to 4.68% in the year ago period, and 5.13% in the first quarter of 2009. Average interest-earning assets declined to $2.76 billion in the second quarter of 2009, compared to $2.96 billion in the year ago quarter and $2.75 billion in the first quarter of 2009. This year-over-year decline in average interest-earning assets primarily reflects a decrease in investment securities.
Service charges on deposits totaled $6.3 million in the second quarter of 2009 - a 2.5% increase from the comparable period in 2008, due primarily to growth in checking accounts. VISA check card interchange income was unchanged at approximately $1.5 million for the second quarter of 2009 compared to the year-ago period.
Securities gains totaled $4.2 million in the second quarter of 2009, versus gains of $0.8 million in the comparable period in 2008. The second quarter 2009 securities gains were primarily due to increases in the fair value and gains on the sale of Bank of America preferred stock. All of this preferred stock was sold by the Company in June 2009.
Gains on the sale of mortgage loans were $3.3 million in the second quarter of 2009, compared to $1.1 million in the year-ago quarter. The increase in gains relates primarily to a sharp increase in loan sales and commitments to originate mortgage loans that are held for sale. This was due to a significant rise in refinancing activity resulting from generally lower mortgage loan interest rates during the first half of 2009. The increased refinancing volumes also led to a 90.6% increase in title insurance fees, to $0.7 million, on a year-over-year basis.
Mortgage loan servicing generated income of $2.3 million in the second quarter of 2009, versus income of $1.5 million in the year-ago period. This growth is due to an increase in the recovery of previously recorded impairment charges ($3.0 million in the second quarter of 2009 versus $1.0 million in the year ago quarter) that was partially offset by a $1.1 million increase in the amortization of capitalized mortgage loan servicing rights. The recovery of previously recorded impairment charges primarily reflects higher mortgage loan interest rates at the end of the second quarter of 2009, resulting in lower estimated future prepayment rates. As a result, capitalized mortgage loan servicing rights increased to $14.5 million at June 30, 2009 compared to $12.0 million at Dec. 31, 2008. The Company services approximately $1.66 billion in mortgage loans for others on which servicing rights have been capitalized.
Non-interest expenses totaled $34.8 million in the second quarter of 2009, compared to $31.2 million in the year-ago period. The rise in non-interest expenses was primarily due to increases in loan and collection expenses (up $1.2 million), losses on other real estate and repossessed assets (up $0.4 million) and FDIC insurance (up $2.3 million). The increases in loan and collection costs and losses on other real estate and repossessed assets resulted from the elevated level of non-performing assets and lower residential housing prices. FDIC insurance expense totaled $2.8 million in the second quarter of 2009 and includes $1.4 million related to an industry-wide special assessment.
Compensation and employee benefit costs declined by $0.5 million, or 3.5%, in the second quarter of 2009 compared to the year-ago period. This decline was due primarily to the elimination of any accruals for bonuses and the elimination of any contribution to the employee stock ownership plan. These compensation cost reductions were partially offset by additional staff added during 2009 to manage non-performing assets and loan collections.
Pre-Tax, Pre-Provision Core Operating Earnings
The Company is presenting pre-tax, pre-provision core operating earnings in this release for purposes of additional analysis of operating results. Pre-tax, pre-provision core operating earnings, as defined by management, represents the Company’s income (loss) excluding: income tax expense (benefit), the provision for loan losses, securities gains or losses, and any impairment charges (including goodwill, losses on other real estate or repossessed assets, and fair-value adjustments) or elevated loan and collection costs caused by this economic cycle.
The following table reconciles pre-tax, pre-provision core operating earnings to consolidated net income (loss) presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Pre-tax, pre-provision core operating earnings is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) under GAAP. Pre-tax, pre-provision core operating earnings has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. However, the Company believes presenting pre-tax, pre-provision core operating earnings provides investors with the ability to gain a further understanding of its underlying operating trends separate from the direct effects of any impairment charges, credit issues, fair value adjustments, securities gains or losses, and challenges inherent in the real estate downturn and other economic cycle issues, and displays a consistent core operating earnings trend before the impact of these challenges. The credit quality section of this release already isolates the challenges and issues related to the credit quality of the Company’s loan portfolio and the impact on its results as reflected in the provision for loan losses.

Pre-Tax, Pre-Provision Core Operating Earnings
	Quarter Ended
	6/30/09	3/31/09	6/30/08
	(in thousands)
Net income (loss)	$(5,161)	$(18,597)	$3,346
Income tax expense (benefit)	(959)	293	469
Provision for loan losses	27,808	30,838	12,352
Securities (gains) losses	(4,230)	581	(837)
Impairment charge (recovery) on mortgage servicing rights	(2,965)	697	(996)
Losses on other real estate and repossessed assets	1,939	1,261	1,560
Elevated loan and collection costs (1)	1,977	2,788	781

Pre-Tax, Pre-Provision Core Operating Earnings	$18,409	$17,861	$16,675

(1)	Represents the excess amount over a “normalized” level of $1.25 million quarterly.
TARP Capital Purchase Program
On Dec. 12, 2008, the Company issued 72,000 shares of its preferred stock and 3,461,538 warrants to purchase the Company’s common stock (at a strike price of $3.12 per share) to the U.S. Treasury in return for $72.0 million under the Capital Purchase Program (“CPP”). Of the total proceeds, initially $68.4 million was allocated to the preferred stock and $3.6 million was allocated to the warrants (included in capital surplus) based on the relative fair value of each.
In the approximately 200-day period (ending June 30, 2009) since the receipt of the CPP funds, the Company has made $629.0 million of loans. This loan volume includes: $197.2 million of commercial loans (of which $101.5 million were renewals of existing loans), $404.5 million of mortgage loans (of which $217.3 million were refinances of existing loans) and $27.3 million of consumer installment loans (excluding finance receivables). Further, the CPP funds have allowed the Company to continue actively pursuing mortgage loan modifications and work-outs in lieu of foreclosure for those mortgage loan customers experiencing financial difficulty.
Asset Quality
Commenting on asset quality, CEO Magee added: “Our provision for loan losses remained elevated for the second quarter, reflecting the ongoing challenges of continued softness in economic conditions, specifically weakness in loans with underlying collateral values tied to residential real estate. On a positive note, as our primary markets face these challenging conditions, our team’s continued strong efforts to manage our asset base have resulted in a decline in our 30-to-89 day delinquency rates in our mortgage and consumer loan portfolios as of June 30, 2009, and continued low delinquency rates in our commercial loan portfolio. In addition, total non-performing assets declined slightly at June 30, 2009 when compared to the end of the first quarter.”
A breakdown of non-performing loans by loan type is as follows:

Loan Type	6/30/2009	12/31/2008	6/30/2008
	(Dollars in Millions)
Commercial	$63.0	$78.1	$74.4
Consumer/installment	7.8	4.9	3.9
Mortgage	51.4	38.9	30.6
Finance receivables	3.1	3.4	2.5

Total	$125.3	$125.3	$111.4

Ratio of non-performing loans to total portfolio loans	5.13%	5.09%	4.34%

Ratio of non-performing assets to total assets	5.21%	4.91%	3.78%

Ratio of the allowance for loan losses to non-performing loans	52.10%	46.22%	45.81%

Non-performing loans have remained flat since year-end 2008 as an increase in non-performing mortgage loans and consumer loans was substantially offset by a decline in non-performing commercial real estate loans. The decline in non-performing commercial real estate loans is primarily due to net charge-offs and the payoff or other disposition of non-performing credits during the first half of 2009. Non-performing commercial real estate loans largely reflect delinquencies caused by cash flow difficulties encountered by real estate developers in Michigan as they confront a significant decline in sales of real estate. Since the end of 2006, the land, land development, and construction components of the Company’s commercial loan portfolio have declined by nearly 60% and now total $108.1 million at June 30, 2009, representing just 3.6% of total assets. The elevated level of non-performing residential mortgage loans is primarily due to a rise in delinquencies and foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan. Other real estate and repossessed assets totaled $29.8 million at June 30, 2009, compared to $20.0 million at Dec. 31, 2008, and $11.1 million at June 30, 2008.
The provision for loan losses was $27.8 million and $12.4 million in the second quarters of 2009 and 2008, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans, and loan net charge-offs. Loan net charge-offs were $20.9 million (3.41% annualized of average loans) in the second quarter of 2009, compared to $11.3 million (1.78% annualized of average loans) in the second quarter of 2008. The second quarter 2009 loan net charge-offs were divided among the following categories: commercial loans, $10.7 million; consumer loans, $1.5 million (including $0.1 million of deposit overdrafts); mortgage loans, $6.5 million; and finance receivables, $2.2 million. The commercial loan and mortgage loan net charge-offs in the second quarter of 2009 primarily reflect write-downs to expected liquidation values for real estate or other collateral securing the loans. At June 30, 2009, the allowance for loan losses totaled $65.3 million, or 2.67% of portfolio loans, compared to $57.9 million, or 2.35% of portfolio loans, at Dec. 31, 2008.
Balance Sheet, Liquidity and Capital
Total assets were $2.98 billion at June 30, 2009, compared to $2.96 billion at Dec. 31, 2008. Loans, excluding loans held for sale, were $2.44 billion at June 30, 2009, compared to $2.46 billion at Dec. 31, 2008. Deposits totaled $2.37 billion at June 30, 2009, an increase of $302.4 million from Dec. 31, 2008. The growth in deposits primarily reflects increases in savings and interest-bearing checking accounts and in brokered certificates of deposit. The Company’s liquidity position remains sound, with approximately $790 million of unused borrowing capacity at June 30, 2009.
Stockholders’ equity totaled $175.2 million at June 30, 2009, or 5.89% of total assets. The Company remains “well capitalized” for regulatory purposes with the following ratios:

				Well
	6/30/2009			Capitalized
Regulatory Capital Ratio	(estimate)	12/31/2008	6/30/2008	Minimum

Tier 1 capital to average assets	7.70%	8.61%	7.66%	5.00%
Tier 1 capital to risk-weighted assets	9.64%	11.04%	9.68%	6.00%
Total capital to risk-weighted assets	11.99%	13.05%	11.32%	10.00%
With regard to the outlook for the remainder 2009, CEO Magee concluded, “We remain cautious in the near-term, but optimistic for the long-term future of Independent Bank Corporation and the markets we serve. The challenges that we face in 2009 as a result of the current economic environment are not unexpected, and our entire team is fully engaged in continuing to prudently manage through this difficult business cycle. Despite these challenges, we remain well-capitalized, and focused on building and maintaining a strong foundation for better performance when the economy improves.”
Conference Call
Michael M. Magee, President and Chief Executive Officer, Robert N. Shuster, Chief Financial Officer, Stefanie M. Kimball, Chief Lending Officer, and William B. Kessel, Chief Operations Officer, will review second quarter 2009 results in a conference call for investors and analysts beginning at 3:00 p.m. ET on Tuesday, July 28, 2009.
To participate in the live conference call, please dial 1-800-860-2442. The call can also be accessed (listen-only mode) via the “Investor Relations” section of the Company’s Web site at IndependentBank.com. A playback of the call can be accessed by dialing 1-877-344-7529 (Replay Passcode # 431656). The replay will be available through Aug. 5, 2009.
In addition, a Power Point presentation associated with the second quarter 2009 conference call will be available on the Company’s Web site at IndependentBank.com in the “Investor Relations” section under the “Presentations” tab beginning on Tuesday, July 28, 2009.
About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3 billion. Founded as Second National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Payment plans to purchase vehicle service contracts are also available through Mepco Finance Corporation, a wholly owned subsidiary of

Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.
For more information, please visit our Web site at: IndependentBank.com
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	June 30,	December 31,
	2009	2008
	(unaudited)
	(in thousands)
Assets
Cash and due from banks	$79,352	$57,705
Trading securities	37	1,929
Securities available for sale	196,658	215,412
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	27,854	28,063
Loans held for sale, carried at fair value	66,436	27,603
Loans
Commercial	893,304	976,391
Mortgage	788,893	839,496
Installment	327,444	356,806
Finance receivables	432,326	286,836

Total Loans	2,441,967	2,459,529
Allowance for loan losses	(65,271)	(57,900)

Net Loans	2,376,696	2,401,629
Other real estate and repossessed assets	29,760	19,998
Property and equipment, net	73,628	73,318
Bank owned life insurance	45,654	44,896
Goodwill	16,734	16,734
Other intangibles	11,215	12,190
Capitalized mortgage loan servicing rights	14,538	11,966
Accrued income and other assets	38,067	44,802

Total Assets	$2,976,629	$2,956,245

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$330,481	$308,041
Savings and NOW	974,861	907,187
Retail time	583,409	668,968
Brokered time	480,173	182,283

Total Deposits	2,368,924	2,066,479
Federal funds purchased		750
Other borrowings	257,258	541,986
Subordinated debentures	92,888	92,888
Financed premiums payable	39,015	26,636
Accrued expenses and other liabilities	43,308	32,629

Total Liabilities	2,801,393	2,761,368

Shareholders’ Equity
Preferred stock, Series A, no par value, $1,000 liquidation preference per share—200,000 shares authorized; 72,000 shares issued and outstanding at June 30, 2009 and December 31, 2008	68,806	68,456
Common stock, $1.00 par value—60,000,000 shares authorized; issued and outstanding: 24,029,540 shares at June 30, 2009 and 23,013,980 shares at December 31, 2008	23,824	22,791
Capital surplus	201,192	200,687
Retained earnings (accumulated deficit)	(100,238)	(73,849)
Accumulated other comprehensive loss	(18,348)	(23,208)

Total Shareholders’ Equity	175,236	194,877

Total Liabilities and Shareholders’ Equity	$2,976,629	$2,956,245

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2009	2009	2008	2009	2008
	(unaudited)
	(in thousands)
Interest Income
Interest and fees on loans	$45,224	$44,401	$46,750	$89,625	$94,876
Interest on securities
Taxable	1,705	1,733	2,176	3,438	4,480
Tax-exempt	976	1,107	2,099	2,083	4,346
Other investments	239	324	362	563	719

Total Interest Income	48,144	47,565	51,387	95,709	104,421

Interest Expense
Deposits	8,811	8,548	11,191	17,359	27,403
Other borrowings	3,814	4,670	6,975	8,484	13,412

Total Interest Expense	12,625	13,218	18,166	25,843	40,815

Net Interest Income	35,519	34,347	33,221	69,866	63,606
Provision for loan losses	27,808	30,838	12,352	58,646	23,668

Net Interest Income After Provision for Loan Losses	7,711	3,509	20,869	11,220	39,938

Non-interest Income
Service charges on deposit accounts	6,321	5,507	6,164	11,828	11,811
Net gains (losses) on assets
Mortgage loans	3,262	3,281	1,141	6,543	3,008
Securities	4,230	(581)	837	3,649	(1,326)
VISA check card interchange income	1,500	1,415	1,495	2,915	2,866
Mortgage loan servicing	2,349	(842)	1,528	1,507	1,205
Title insurance fees	732	609	384	1,341	801
Other income	2,617	2,189	2,588	4,806	5,264

Total Non-interest Income	21,011	11,578	14,137	32,589	23,629

Non-interest Expense
Compensation and employee benefits	13,328	12,577	13,808	25,905	27,992
Loan and collection	3,227	4,038	2,031	7,265	3,887
Occupancy, net	2,560	3,048	2,813	5,608	5,927
Data processing	2,010	2,096	1,712	4,106	3,437
Deposit insurance	2,755	1,186	418	3,941	1,251
Furniture, fixtures and equipment	1,848	1,849	1,825	3,697	3,642
Loss on other real estate and repossessed assets	1,939	1,261	1,560	3,200	1,666
Credit card and bank service fees	1,668	1,464	1,174	3,132	2,220
Advertising	1,421	1,442	1,168	2,863	2,268
Other expenses	4,086	4,430	4,682	8,516	9,152

Total Non-interest Expense	34,842	33,391	31,191	68,233	61,442

Income (Loss) Before Income Tax	(6,120)	(18,304)	3,815	(24,424)	2,125
Income tax expense (benefit)	(959)	293	469	(666)	(1,562)

Net Income (Loss)	$(5,161)	$(18,597)	$3,346	$(23,758)	$3,687

Preferred dividends	1,075	1,075		2,150

Net Income (Loss) Applicable to Common Stock	$(6,236)	$(19,672)	$3,346	$(25,908)	$3,687

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2009	2009	2008	2009	2008
	(unaudited)
Per Common Share Data (A)
Net Income (Loss) Per Common Share
Basic (B)	$(.26)	$(.84)	$.15	$(1.09)	$.16
Diluted (C)	(.26)	(.84)	.14	(1.09)	.16
Cash dividends declared	.01	.01	.01	.02	.12

Selected Ratios (annualized) (A)
As a Percent of Average Interest-Earning Assets
Tax equivalent interest income	7.09%	7.08%	7.15%	7.09%	7.26%
Interest expense	1.84	1.95	2.47	1.89	2.77
Tax equivalent net interest income	5.25	5.13	4.68	5.20	4.49
Net Income (Loss) to
Average common equity	(22.98)%	(62.73)%	5.58%	(44.24)%	3.07%
Average assets	(0.83)	(2.68)	0.42	(1.75)	0.23

Average Shares
Basic (B)	24,029,942	23,365,831	23,015,040	23,700,213	22,954,678
Diluted (C)	24,102,482	23,431,882	23,080,475	23,768,494	23,036,373

(A)	For the three- and six-month periods ended June 30, 2009 and the three-month period ended March 31, 2009, these amounts are calculated using net loss applicable to common stock.

(B)	Average shares of common stock for basic net income per share include shares issued and outstanding during the period and participating share awards.

(C)	Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors. For any period in which a loss is recorded, the assumed exercise of stock options, and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.